October 28, 2022	Registration Statement Nos. 333-236659 and 333-236659-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

$250,000

Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® Russell 2000 Value ETF, the Russell 2000® Index and the S&P 500® Index due October 28, 2027

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

●	The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date for which the closing value of each of the iShares® Russell 2000 Value ETF, the Russell 2000® Index and the S&P 500® Index, which we refer to as the Underlyings, is greater than or equal to 75.00% of its Strike Value, which we refer to as an Interest Barrier.
●	The notes will be automatically called if the closing value of each Underlying on any Review Date (other than the first, second and final Review Dates) is greater than or equal to its Strike Value.
●	The earliest date on which an automatic call may be initiated is January 24, 2023.
●	Investors should be willing to accept the risk of losing some or all of their principal and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates.
●	Investors should also be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.
●	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
●	Payments on the notes are not linked to a basket composed of the Underlyings. Payments on the notes are linked to the performance of each of the Underlyings individually, as described below.
●	Minimum denominations of $1,000 and integral multiples thereof
●	The notes priced on October 28, 2022 (the “Pricing Date”) and are expected to settle on or about November 2, 2022. The Strike Value of each Underlying has been determined by reference to the closing value of that Underlying on October 24, 2022 and not by reference to the closing value of that Underlying on the Pricing Date.
●	CUSIP: 48133PER0

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement, “Risk Factors” beginning on page US-3 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$6	$994
Total	$250,000	$1,500	$248,500

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $6.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $962.20 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-II dated November 4, 2020, underlying supplement no. 1-II dated November 4, 2020 and the prospectus and prospectus supplement, each dated April 8, 2020

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Underlyings: The Russell 2000® Index (Bloomberg ticker: RTY) and the S&P 500® Index (Bloomberg ticker: SPX) (each an “Index” and collectively, the “Indices”) and the iShares® Russell 2000 Value ETF (Bloomberg ticker: IWN) (the “Fund”) (each of the Indices and the Fund, an “Underlying” and collectively, the “Underlyings”)

Contingent Interest Payments:

If the notes have not been automatically called and the closing value of each Underlying on any Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment of $12.5417 (equivalent to a Contingent Interest Rate of 15.05% per annum, payable at a rate of 1.25417% per month).

If the closing value of any Underlying on any Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.

Contingent Interest Rate: 15.05% per annum, payable at a rate of 1.25417% per month

Strike Date: October 24, 2022

Pricing Date: October 28, 2022

Original Issue Date (Settlement Date): On or about November 2, 2022

Review Dates*: November 25, 2022, December 27, 2022, January 24, 2023, February 24, 2023, March 24, 2023, April 24, 2023, May 24, 2023, June 26, 2023, July 24, 2023, August 24, 2023, September 25, 2023, October 24, 2023, November 24, 2023, December 26, 2023, January 24, 2024, February 26, 2024, March 25, 2024, April 24, 2024, May 24, 2024, June 24, 2024, July 24, 2024, August 26, 2024, September 24, 2024, October 24, 2024, November 25, 2024, December 24, 2024, January 24, 2025, February 24, 2025, March 24, 2025, April 24, 2025, May 27, 2025, June 24, 2025, July 24, 2025, August 25, 2025, September 24, 2025, October 24, 2025, November 24, 2025, December 24, 2025, January 26, 2026, February 24, 2026, March 24, 2026, April 24, 2026, May 26, 2026, June 24, 2026, July 24, 2026, August 24, 2026, September 24, 2026, October 26, 2026, November 24, 2026, December 24, 2026, January 25, 2027, February 24, 2027, March 24, 2027, April 26, 2027, May 24, 2027, June 24, 2027, July 26, 2027, August 24, 2027, September 24, 2027 and October 25, 2027 (final Review Date)

Interest Payment Dates*: November 30, 2022, December 30, 2022, January 27, 2023, March 1, 2023, March 29, 2023, April 27, 2023, May 30, 2023, June 29, 2023, July 27, 2023, August 29, 2023, September 28, 2023, October 27, 2023, November 29, 2023, December 29, 2023, January 29, 2024, February 29, 2024, March 28, 2024, April 29, 2024, May 30, 2024, June 27, 2024, July 29, 2024, August 29, 2024, September 27, 2024, October 29, 2024, November 29, 2024, December 30, 2024, January 29, 2025, February 27, 2025, March 27, 2025, April 29, 2025, May 30, 2025, June 27, 2025, July 29, 2025, August 28, 2025, September 29, 2025, October 29, 2025, November 28, 2025, December 30, 2025, January 29, 2026, February 27, 2026, March 27, 2026, April 29, 2026, May 29, 2026, June 29, 2026, July 29, 2026, August 27, 2026, September 29, 2026, October 29, 2026, November 30,

2026, December 30, 2026, January 28, 2027, March 1, 2027, March 30, 2027, April 29, 2027, May 27, 2027, June 29, 2027, July 29, 2027, August 27, 2027, September 29, 2027 and the Maturity Date

Maturity Date*: October 28, 2027

Call Settlement Date*: If the notes are automatically called on any Review Date (other than the first, second and final Review Dates), the first Interest Payment Date immediately following that Review Date

Automatic Call:

If the closing value of each Underlying on any Review Date (other than the first, second and final Review Dates) is greater than or equal to its Strike Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes.

Payment at Maturity:

If the notes have not been automatically called and the Final Value of each Underlying is greater than or equal to its Trigger Value, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment, if any, applicable to the final Review Date.

If the notes have not been automatically called and the Final Value of any Underlying is less than its Trigger Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Least Performing Underlying Return)

If the notes have not been automatically called and the Final Value of any Underlying is less than its Trigger Value, you will lose more than 30.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

Least Performing Underlying: The Underlying with the Least Performing Underlying Return

Least Performing Underlying Return: The lowest of the Underlying Returns of the Underlyings

Underlying Return: With respect to each Underlying,

(Final Value – Strike Value)
Strike Value

Strike Value: With respect to each Underlying, the closing value of that Underlying on the Strike Date, which was $137.33 for the iShares® Russell 2000 Value ETF, 1,748.397 for the Russell 2000® Index and 3,797.34 for the S&P 500® Index. The Strike Value of each Underlying is not the closing value of that Underlying on the Pricing Date.

Final Value: With respect to each Underlying, the closing value of that Underlying on the final Review Date

Interest Barrier: With respect to each Underlying, 75.00% of its Strike Value, which is $102.9975 for the iShares® Russell 2000 Value ETF, 1,311.29775 for the Russell 2000® Index and 2,848.005 for the S&P 500® Index
Trigger Value: With respect to each Underlying, 70.00% of its Strike Value, which is $96.131 for the iShares® Russell 2000 Value ETF, 1,223.8779 for the Russell 2000® Index and 2,658.138 for the S&P 500® Index

Share Adjustment Factor: The Share Adjustment Factor is referenced in determining the closing value of the Fund and is set equal to 1.0 on the Strike Date. The Share Adjustment Factor is subject to adjustment upon the occurrence of certain events affecting the Fund. See “The Underlyings – Funds – Anti-Dilution Adjustments” in the accompanying product supplement for further information.
* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

PS-1 | Structured Investments Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® Russell 2000 Value ETF, the Russell 2000® Index and the S&P 500® Index

How the Notes Work

Payments in Connection with the First and Second Review Dates

Payments in Connection with Review Dates (Other than the First, Second and Final Review Dates)

PS-2 | Structured Investments Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® Russell 2000 Value ETF, the Russell 2000® Index and the S&P 500® Index

Payment at Maturity If the Notes Have Not Been Automatically Called

PS-3 | Structured Investments Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® Russell 2000 Value ETF, the Russell 2000® Index and the S&P 500® Index

Total Contingent Interest Payments

The table below illustrates the total Contingent Interest Payments per $1,000 principal amount note over the term of the notes based on the Contingent Interest Rate of 15.05% per annum, depending on how many Contingent Interest Payments are made prior to automatic call or maturity.

PS-4 | Structured Investments Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® Russell 2000 Value ETF, the Russell 2000® Index and the S&P 500® Index

Number of Contingent Interest Payments	Total Contingent Interest Payments
60	$752.5000
59	$739.9583
58	$727.4167
57	$714.8750
56	$702.3333
55	$689.7917
54	$677.2500
53	$664.7083
52	$652.1667
51	$639.6250
50	$627.0833
49	$614.5417
48	$602.0000
47	$589.4583
46	$576.9167
45	$564.3750
44	$551.8333
43	$539.2917
42	$526.7500
41	$514.2083
40	$501.6667
39	$489.1250
38	$476.5833
37	$464.0417
36	$451.5000
35	$438.9583
34	$426.4167
33	$413.8750
32	$401.3333
31	$388.7917
30	$376.2500
29	$363.7083
28	$351.1667
27	$338.6250
26	$326.0833
25	$313.5417
24	$301.0000
23	$288.4583
22	$275.9167
21	$263.3750
20	$250.8333
19	$238.2917
18	$225.7500
17	$213.2083
16	$200.6667
15	$188.1250
14	$175.5833
13	$163.0417
12	$150.5000
11	$137.9583
10	$125.4167
9	$112.8750
8	$100.3333
7	$87.7917
6	$75.2500
5	$62.7083
4	$50.1667
3	$37.6250
2	$25.0833
1	$12.5417
0	$0.0000

PS-5 | Structured Investments Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® Russell 2000 Value ETF, the Russell 2000® Index and the S&P 500® Index

Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to three hypothetical Underlyings, assuming a range of performances for the hypothetical Least Performing Underlying on the Review Dates. Each hypothetical payment set forth below assumes that the closing value of each Underlying that is not the Least Performing Underlying on each Review Date is greater than or equal to its Strike Value (and therefore its Interest Barrier and Trigger Value).

In addition, the hypothetical payments set forth below assume the following:

●	a Strike Value for the Least Performing Underlying of 100.00;
●	an Interest Barrier for the Least Performing Underlying of 75.00 (equal to 75.00% of its hypothetical Strike Value);
●	a Trigger Value for the Least Performing Underlying of 70.00 (equal to 70.00% of its hypothetical Strike Value); and
●	a Contingent Interest Rate of 15.05% per annum (payable at a rate of 1.25417% per month).

The hypothetical Strike Value of the Least Performing Underlying of 100.00 has been chosen for illustrative purposes only and does not represent the actual Strike Value of any Underlying.

The actual Strike Value of each Underlying is the closing value of that Underlying on the Strike Date and is specified under “Key Terms - Strike Value” in this pricing supplement. For historical data regarding the actual closing values of each Underlying, please see the historical information set forth under “The Underlyings” in this pricing supplement.

Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1 — Notes are automatically called on the third Review Date.

Date	Closing Value of Least Performing Underlying	Payment (per $1,000 principal amount note)
First Review Date	105.00	$12.5417
Second Review Date	110.00	$12.5417
Third Review Date	110.00	$1,012.5417
	Total Payment	$1,037.625 (3.7625% return)

Because the closing value of each Underlying on the third Review Date is greater than or equal to its Strike Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, of $1,012.5417 (or $1,000 plus the Contingent Interest Payment applicable to the third Review Date), payable on the applicable Call Settlement Date. The notes are not automatically callable before the third Review Date, even though the closing value of each Underlying on each of the first and second Review Dates is greater than its Strike Value. When added to the Contingent Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,037.625. No further payments will be made on the notes.

Example 2 — Notes have NOT been automatically called and the Final Value of the Least Performing Underlying is greater than or equal to its Trigger Value and its Interest Barrier.

Date	Closing Value of Least Performing Underlying	Payment (per $1,000 principal amount note)
First Review Date	95.00	$12.5417
Second Review Date	85.00	$12.5417
Third through Fifty-Ninth Review Dates	Less than Interest Barrier	$0
Final Review Date	90.00	$1,012.5417
	Total Payment	$1,037.625 (3.7625% return)

Because the notes have not been automatically called and the Final Value of the Least Performing Underlying is greater than or equal to its Trigger Value and its Interest Barrier, the payment at maturity, for each $1,000 principal amount note, will be $1,012.5417 (or $1,000 plus the Contingent Interest Payment applicable to the final Review Date). When added to the Contingent Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,037.625.

PS-6 | Structured Investments Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® Russell 2000 Value ETF, the Russell 2000® Index and the S&P 500® Index

Example 3 — Notes have NOT been automatically called and the Final Value of the Least Performing Underlying is less than its Interest Barrier but is greater than or equal to its Trigger Value.

Date	Closing Value of Least Performing Underlying	Payment (per $1,000 principal amount note)
First Review Date	85.00	$12.5417
Second Review Date	80.00	$12.5417
Third through Fifty-Ninth Review Dates	Less than Interest Barrier	$0
Final Review Date	70.00	$1,000.00
	Total Payment	$1,025.0833 (2.50833% return)

Because the notes have not been automatically called and the Final Value of the Least Performing Underlying is less than its Interest Barrier but is greater than or equal to its Trigger Value, the payment at maturity, for each $1,000 principal amount note, will be $1,000.00. When added to the Contingent Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,025.0833.

Example 4 — Notes have NOT been automatically called and the Final Value of the Least Performing Underlying is less than its Trigger Value.

Date	Closing Value of Least Performing Underlying	Payment (per $1,000 principal amount note)
First Review Date	60.00	$0
Second Review Date	65.00	$0
Third through Fifty-Ninth Review Dates	Less than Interest Barrier	$0
Final Review Date	60.00	$600.00
	Total Payment	$600.00 (-40.00% return)

Because the notes have not been automatically called, the Final Value of the Least Performing Underlying is less than its Trigger Value and the Least Performing Underlying Return is -40.00%, the payment at maturity will be $600.00 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-40.00%)] = $600.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, product supplement and underlying supplement.

●	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —
The notes do not guarantee any return of principal. If the notes have not been automatically called and the Final Value of any Underlying is less than its Trigger Value, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Least Performing Underlying is less than its Strike Value. Accordingly, under these circumstances, you will lose more than 30.00% of your principal amount at maturity and could lose all of your principal amount at maturity.
●	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL —
If the notes have not been automatically called, we will make a Contingent Interest Payment with respect to a Review Date only if the closing value of each Underlying on that Review Date is greater than or equal to its Interest Barrier. If the closing value of any Underlying on that Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. Accordingly, if the closing value of any Underlying on each Review Date is less than its Interest Barrier, you will not receive any interest payments over the term of the notes.
●	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —
Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
PS-7 | Structured Investments Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® Russell 2000 Value ETF, the Russell 2000® Index and the S&P 500® Index

●	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —
As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
●	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF ANY CONTINGENT INTEREST PAYMENTS THAT MAY BE PAID OVER THE TERM OF THE NOTES,
regardless of any appreciation of any Underlying, which may be significant. You will not participate in any appreciation of any Underlying.
●	POTENTIAL CONFLICTS —
We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.
●	JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE S&P 500® INDEX,
but JPMorgan Chase & Co. will not have any obligation to consider your interests in taking any corporate action that might affect the level of the S&P 500® Index.
●	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS WITH RESPECT TO THE ISHARES® RUSSELL 2000 VALUE ETF AND THE RUSSELL 2000® INDEX —
Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.
●	THE INVESTMENT STRATEGY REPRESENTED BY THE FUND MAY NOT BE SUCCESSFUL —
The Fund seeks to track the investment results, before fees and expenses, of an index composed of small capitalization U.S. equities that exhibit value characteristics, which is currently the Russell 2000® Value Index. The Russell 2000® Value Index measures the capitalization-weighted price performance of the stocks included in the Russell 2000® Index that are determined by FTSE Russell to be value oriented, with lower price-to-book ratios and lower forecasted growth values. A “value” investment strategy is premised on the goal of investing in stocks that are determined to be relatively cheap or “undervalued” under the assumption that the value of those stocks will increase over time as the market comes to reflect the “fair” market value of those stocks. However, the value characteristics referenced by the Russell 2000® Value Index may not be accurate predictors of undervalued stocks, and there is no guarantee that undervalued stocks will appreciate. In addition, the Russell 2000® Value Index’s selection methodology includes a significant bias against stocks with strong growth characteristics, and stocks with strong growth characteristics may outperform stocks with weak growth characteristics. There is no assurance that the Fund will outperform any other index, exchange-traded fund or strategy that tracks U.S. stocks selected using other criteria and may underperform the Russell 2000® Index as a whole. It is possible that the stock selection methodology of the Russell 2000® Value Index will adversely affect its return and, consequently, the level of the Russell 2000® Value Index, the price of one share of the Fund and the value and return of the notes.
●	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH UNDERLYING—
Payments on the notes are not linked to a basket composed of the Underlyings and are contingent upon the performance of each individual Underlying. Poor performance by any of the Underlyings over the term of the notes may result in the notes not being automatically called on a Review Date, may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by any other Underlying.
●	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LEAST PERFORMING UNDERLYING.
●	THE BENEFIT PROVIDED BY THE TRIGGER VALUE MAY TERMINATE ON THE FINAL REVIEW DATE—
If the Final Value of any Underlying is less than its Trigger Value and the notes have not been automatically called, the benefit provided by the Trigger Value will terminate and you will be fully exposed to any depreciation of the Least Performing Underlying.
●	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —
If your notes are automatically called, the term of the notes may be reduced to as short as approximately three months and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.
●	YOU WILL NOT RECEIVE DIVIDENDS ON THE FUND OR THE SECURITIES INCLUDED IN OR HELD BY ANY UNDERLYING OR HAVE ANY RIGHTS WITH RESPECT TO THE FUND OR THOSE SECURITIES.
●	THERE ARE RISKS ASSOCIATED WITH THE FUND—
The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund and, consequently, the value of the notes.
PS-8 | Structured Investments Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® Russell 2000 Value ETF, the Russell 2000® Index and the S&P 500® Index

●	THE PERFORMANCE AND MARKET VALUE OF THE FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THE FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE —
The Fund does not fully replicate its Underlying Index (as defined under “The Underlyings” below) and may hold securities different from those included in its Underlying Index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of the Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying the Fund (such as mergers and spin-offs) may impact the variance between the performances of the Fund and its Underlying Index. Finally, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.
During periods of market volatility, securities underlying the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.
●	THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED —
The calculation agent will make adjustments to the Share Adjustment Factor for the Fund for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.
●	THE RISK OF THE CLOSING VALUE OF AN UNDERLYING FALLING BELOW ITS INTEREST BARRIER OR TRIGGER VALUE IS GREATER IF THE VALUE OF THAT UNDERLYING IS VOLATILE.
●	LACK OF LIQUIDITY—
The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
●	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —
The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
●	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — See “The Estimated Value of the Notes” in this pricing supplement.
●	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —
The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
●	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —
We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
●	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —
Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.
PS-9 | Structured Investments Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® Russell 2000 Value ETF, the Russell 2000® Index and the S&P 500® Index

●	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —
The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the values of the Underlyings. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

The Underlyings

The Fund is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of small capitalization U.S. equities that exhibit value characteristics, which we refer to as the Underlying Index with respect to the Fund. The Underlying Index for the Fund is currently the Russell 2000® Value Index. The Russell 2000® Value Index measures the capitalization-weighted price performance of the stocks included in the Russell 2000® Index that are determined by FTSE Russell to be value oriented, with lower price-to-book ratios and lower forecasted growth values. For additional information about the Fund, see “Fund Descriptions — The iShares® ETFs” in the accompanying underlying supplement. For purposes of the accompanying underlying supplement, the Fund is an “iShares® ETF.” For additional information about the Russell 2000® Value Index, see Annex A in this pricing supplement.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.

Historical Information

The following graphs set forth the historical performance of each Underlying based on the weekly historical closing values from January 6, 2017 through October 28, 2022. The closing value of the iShares® Russell 2000 Value ETF on October 28, 2022 was $145.11. The closing value of the Russell 2000® Index on October 28, 2022 was 1,846.921. The closing value of the S&P 500® Index on October 28, 2022 was 3,901.06. We obtained the closing values above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing values of the Fund above and below may have been adjusted by Bloomberg for actions taken by the Fund, such as stock splits.

The historical closing values of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing value of any Underlying on any Review Date. There can be no assurance that the performance of the Underlyings will result in the return of any of your principal amount or the payment of any interest.

Historical Performance of the iShares® Russell 2000 Value ETF Source: Bloomberg

PS-10 | Structured Investments Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® Russell 2000 Value ETF, the Russell 2000® Index and the S&P 500® Index

Historical Performance of the Russell 2000® Index Source: Bloomberg

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Historical Performance of the S&P 500® Index Source: Bloomberg

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PS-11 | Structured Investments Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® Russell 2000 Value ETF, the Russell 2000® Index and the S&P 500® Index

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-II. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice described above.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), it is expected that withholding agents will (and we, if we are the withholding agent, intend to) withhold on any Contingent Interest Payment paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the notes must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the notes, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2025 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

PS-12 | Structured Investments Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® Russell 2000 Value ETF, the Russell 2000® Index and the S&P 500® Index

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Underlyings” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

PS-13 | Structured Investments Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® Russell 2000 Value ETF, the Russell 2000® Index and the S&P 500® Index

Supplemental Information About the Form of the Notes

The notes will initially be represented by a type of global security that we refer to as a master note.  A master note represents multiple securities that may be issued at different times and that may have different terms.  The trustee and/or paying agent will, in accordance with instructions from us, make appropriate entries or notations in its records relating to the master note representing the notes to indicate that the master note evidences the notes.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated May 6, 2022, which was filed as an exhibit to a Current Report on Form 8-K by JPMorgan Chase & Co. on May 6, 2022.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●	Product supplement no. 4-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf
●	Underlying supplement no. 1-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021471/crt_dp139381-424b2.pdf
●	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-14 | Structured Investments Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® Russell 2000 Value ETF, the Russell 2000® Index and the S&P 500® Index

Annex A

The Russell 2000® Value Index

All information contained in this pricing supplement regarding the Russell 2000® Value Index (the “Value Index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, FTSE Russell. The Value Index is calculated, maintained and published by FTSE Russell. FTSE Russell has no obligation to publish, and may discontinue the publication of, the Value Index.

The Value Index is reported by Bloomberg under the ticker symbol “RUJ.”

The Value Index measures the capitalization-weighted price performance of the stocks included in the Russell 2000® Index (each, a “Russell 2000 Component Stock” and collectively, the “Russell 2000 Component Stocks”) that are determined by FTSE Russell to be value oriented, with lower price-to-book ratios and lower forecasted growth values. The Russell 2000® Index measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges. For more information about the Russell 2000® Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.

FTSE Russell uses a “non-linear probability” method to assign stocks to the Value Index and the Russell 2000® Growth Index (the “Growth Index”), an index that measures the capitalization-weighted price performance of the Russell 2000 Component Stocks determined by FTSE Russell to be growth oriented, with higher price-to-book ratios and higher forecasted growth values. The term “probability” is used to indicate the degree of certainty that a stock is value or growth based on its relative book-to-price (B/P) ratio, I/B/E/S forecast medium-term growth (2 year) and sales per share historical growth (5 year). This method allows stocks to be represented as having both growth and value characteristics, while preserving the additive nature of the indices.

The process for assigning growth and value weights is applied separately to the Russell 2000 Component Stocks. The Russell 2000 Component Stocks are ranked by their adjusted book-to-price ratio (B/P), their I/B/E/S forecast medium-term growth (2 year) and sales per share historical growth (5 year). These rankings are converted to standardized units, where the value variable represents 50% of the score and the two growth variables represent the remaining 50%. They are then combined to produce a Composite Value Score (“CVS”).

The Russell 2000 Component Stocks are then ranked by their CVS, and a probability algorithm is applied to the CVS distribution to assign growth and value weights to each stock. In general, a stock with a lower CVS is considered growth, a stock with a higher CVS is considered value, and a stock with a CVS in the middle range is considered to have both growth and value characteristics, and is weighted proportionately in the growth and value indices. Stocks are always fully represented by the combination of their growth and value weights (e.g., a stock that is given a 20% weight in the Value Index will have an 80% weight in the Growth Index).

Stock A, in the figure below, is a security with 20% of its available shares assigned to the Value Index and the remaining 80% assigned to the Growth Index. Hence, the sum of a stock’s market capitalization in the Value Index and the Growth Index will always equal its market capitalization in the Russell 2000® Index.

In the figure above, the quartile breaks are calculated such that approximately 25% of the available market capitalization lies in each quartile. Stocks at the median are divided 50% in each of the Value Index and the Growth Index. Stocks below the first quartile are 100% in the Growth Index. Stocks above the third quartile are 100% in the Value Index. Stocks falling between the first and third quartile breaks are in both the Value Index and the Growth Index to varying degrees, depending on how far they are above or below the median and how close they are to the first or third quartile breaks.

PS-15 | Structured Investments Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® Russell 2000 Value ETF, the Russell 2000® Index and the S&P 500® Index

Roughly 70% of the available market capitalization is classified as all growth or all value. The remaining 30% have some portion of their market value in either the Value Index or the Growth Index, depending on their relative distance from the median value score. Note that there is a small position cutoff rule. If a stock’s weight is more than 95% in one index, its weight is increased to 100% in that index.

In an effort to mitigate unnecessary turnover, FTSE Russell implements a banding methodology at the CVS level of the growth and value style algorithm. If a company’s CVS change from the previous year is greater than or equal to +/- 0.10 and if the company remains in the same core index (i.e., the Russell 2000® Index), then the CVS remains unchanged during the next reconstitution process. Keeping the CVS static for these companies does not mean the probability (growth/value) will remain unchanged in all cases due to the relation of a CVS score to the overall index. However, this banding methodology is intended to reduce turnover caused by smaller, less meaningful movements while continuing to allow the larger, more meaningful changes to occur, signaling a true change in a company’s relation to the market.

In calculating growth and value weights, stocks with missing or negative values for B/P, or missing values for I/B/E/S growth, or missing sales per share historical growth (6 years of quarterly numbers are required), are allocated by using the mean value score of the base index (the Russell 2000® Index), the Russell Global Sectors (ICB) industry, subsector or sector group into which the company falls. Each missing (or negative B/P) variable is substituted with the industry, subsector or sector group independently. An industry must have five members or the substitution reverts to the subsector, and so forth to the sector. In addition, a weighted value score is calculated for securities with low analyst coverage for I/B/E/S medium-term growth. For securities with coverage by a single analyst, 2/3 of the industry, subsector, or sector group value score is weighted with 1/3 the security’s independent value score. For those securities with coverage by two analysts, 2/3 of the independent security’s value score is used and only 1/3 of the industry, subsector, or sector group is weighted. For those securities with at least three analysts contributing to the I/B/E/S medium-term growth, 100% of the independent security’s value score is used.

For more information about the index calculation methodology used for the Value Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement. For purposes of this pricing supplement, all references to the Russell Indices contained in the above-referenced section are deemed to include the Value Index.

PS-16 | Structured Investments Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® Russell 2000 Value ETF, the Russell 2000® Index and the S&P 500® Index